EXHIBIT 11


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                                                                      EXHIBIT 11


              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                                                  Three Months Ended         Nine Months Ended
                                                      December 31,             December 31,
                                                ----------------------    ----------------------
                                                   1997         1998         1997         1998
                                                ---------    ---------    ---------    ---------
Computation Basic Earnings Per Share:
Weighted average common
   shares outstanding:
      Average share issued                        515,125      515,125      515,125      515,125
      Less: Average unallocated ESOP shares       (30,908)     (26,787)     (30,908)     (26,787)
      Less: Unearned MSBP shares                   (9,368)      (5,476)      (9,777)      (6,299)
      Less: Average Treasury shares               (97,668)    (112,868)     (93,213)    (105,313)
                                                ---------    ---------    ---------    ---------

Weighted average shares outstanding               377,181      369,994      381,227      376,726
                                                  =======      =======      =======      =======

Computation Diluted Earnings Per Share:
Weighted average shares
   outstanding (per above basic EPS)              377,181      369,994      381,227      376,726
      Plus: dilutive effect of MSBP shares          1,577        1,175        1,509        1,249
      Plus: dilutive effect of  Stock options      11,092       14,181       10,205       13,194
                                                ---------    ---------    ---------    ---------
Diluted weighted average shares outstanding       389,850      385,350      392,941      391,169
                                                =========    =========    =========    =========

Net earnings                                    $ 124,044    $  79,661    $ 383,901    $ 296,357
                                                =========    =========    =========    =========

Earnings per shares:
Basic                                           $    0.33    $    0.22    $    1.01    $    0.79
                                                =========    =========    =========    =========

Diluted                                         $    0.32    $    0.21    $    0.98    $    0.76
                                                =========    =========    =========    =========


Beginning with the completed stock offering date of October 11, 1994, the Company accounts for the 41,210 shares acquired by the Employee Stock Ownership Plan ("ESOP") in accordance with Statement of Position 93.6. In accordance with this statement, shares controlled by the ESOP are not considered in the weighted average shares outstanding until the shares are committed for allocation.